Exhibit (h)(xii) under Form N-1A
                                        Exhibit 10 under Item 601/ Reg. S-K

                            AMENDMENT NO. 2 TO
          FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT
                                  BETWEEN
                             SOUTHTRUST FUNDS
                                    AND
                        FEDERATED SERVICES COMPANY

      This Amendment No. 2 to the Fund Accounting and Shareholder
Recordkeeping Agreement is made and entered into as of January 1, 2002 by and between SouthTrust Funds, a Massachusetts business trust (the "Funds") and Federated Services Company, a Pennsylvania corporation ("FSC").

      WHEREAS, the Trust and FSC entered into a Fund Accounting and Shareholder Recordkeeping Agreement dated April 2, 1993, as amended (the "Agreement");

      WHEREAS, FSC provides fund accounting and shareholder recordkeeping services to the Funds pursuant to the Agreement;

      WHEREAS, FSC has, as permitted the terms of the Agreement, subcontracted the fund accounting services to State Street Bank and Trust ("State Street");

      WHEREAS, the Funds now desire to contract directly with State Street for the provision of fund accounting services;

      WHEREAS, the Trust and FSC desire to amend the Agreement in certain respects to reflect this desire;

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Effective as of January 1, 2002, FSC shall no longer provide the fund accounting services described in the Agreement, including, but not limited to, all fund accounting services described in Section One of the Agreement.

2. FSC and the Funds agree that the Funds shall contract directly with State Street for the provision of all such services.

3. Section 18 of the Agreement is amended by adding the following sentence to the end of the Section:

      "The Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts."


4. The Funds and FSC hereby ratify and confirm all other terms, conditions and provisions of the Agreement as remaining in full force and effect.

      WITNESS the above due execution hereof as of the day and year first written above.

                Federated Services Company SouthTrust Funds

Name:  /s/ Peter J. Germain         Name:  /s/ Beth S. Broderick
     -------------------------           -------------------------
Title:  Senior Vice President       Title:  Vice President